Exhibit 99.1

March 6, 2020

Dear Friends,

Last year, I sent you a description of the new company I lead, Andover National Corporation. It is a public company that is held by a small group of investors, and hence does not yet trade on an exchange.

To refresh, Andover’s objective is to acquire majority interests in highly profitable, private businesses owned by established entrepreneurs. These owners not only desire liquidity after many years of working, but also want to continue building and growing their companies by leveraging years of experience and local relationships.

Our focus area to date has been the environmental service sector in the Southeast United States. We concluded that this is a space with great opportunity after spending considerable time analyzing several industries which share numerous characteristics that we find desirable. Specifically, these include attributes such as having large amounts of non-discretionary spend that is recurring in nature, enjoying minimal foreign competition, and having a low risk of technological obsolescence. Importantly, we estimate that this addressable market is worth well over $100 billion annually in the US with the Southeast representing a very substantial portion, as both the market and the region are growing faster than the general economy and are highly fragmented.

For these reasons, Andover is focusing on industrial tree maintenance, pest control, commercial landscaping, water reclamation, and related verticals. We believe the US Southeast (and Florida in particular) is very attractive, as this region is growing faster than the national average across all measures and has experienced more persistent and severe tropical weather. We expect that these characteristics will support the long-term durability of the businesses we acquire for decades.

Notably, Andover believes a critical part of our continued success in finding great operators is that we avoid the typical private equity playbook. We eschew the use of excessive debt or other forms of financial engineering and allow our partners to remain fully independent, only getting involved when appropriate or if they ask. We also ensure that those we partner with share a strong sense of pride and commitment to their employees, clients, and community—traits we believe are critical to our collective success. We firmly believe that this approach will continually engender unique opportunities for us that are not always available to other investors.

Since 2018, Andover has been capitalized with $20 million, raised in two tranches. We have spent more than half of this sum acquiring three businesses and building our operations. After these acquisitions, the income we derive from these companies leaves us confident in our financial position. At this juncture, additional financing would allow us to further capitalize on our rapidly expanding pipeline of attractive acquisition opportunities. It is worth noting that, thus far, we have paid on average, well below 6.0x adjusted EBITDA for the deals we have closed.

We believe another differentiator in our model that appeals to our partners is their ability to retain significant stakes in their companies, particularly as we grow together. Typically, they start with no less than a 40% ownership interest, ensuring they are aligned with Andover at the outset. Then as we grow, we offer to finance their share of any incremental acquisitions or capital investments, secured by their equity interest. This allows our partners to avoid dilution and to continue benefitting substantially from the growth of their business, while maintaining their alignment with Andover.

It is important to highlight that Andover will scale as our platforms grow with the use of our capital and expertise. We expect to execute both “tuck-in” acquisitions and organic opportunities with our partners, in addition to acquiring new growth platforms.

Upon deployment of additional capital that we intend to raise, we expect to list our shares on a national exchange via an “up-list.” This method allows us to avoid a costly and uncertain IPO syndication process, as we are already a public company and simply need to list the availability of our shares on an exchange. Our long-term goal is to rapidly grow our book value per share by reinvesting our profits in perpetuity. However, we also believe there is a unique near-term opportunity with Andover to close the public to private “discount” that exists with our chosen industries, enhancing returns for our shareholders more quickly.

We are not a fund but a public “C” Corporation. There are no fees, no minimum investment size, no carried interest, and no lock-up. Additionally, we have a very experienced and competent Board of Directors to provide corporate governance.

We appreciate your support to date and look forward to hearing from you. As always, if anyone has any questions or comments, please call or email me.

Sincerely,

Peter Cohen

Executive Chairman and Chief Executive Officer